QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

FOR IMMEDIATE RELEASE

INTRABIOTICS PHARMACEUTICALS, INC. ANNOUNCES $13.9 MILLION
PRIVATE PLACEMENT OF COMMON STOCK

Mountain View, CA, January 30, 2002

        IntraBiotics Pharmaceuticals, Inc. (NASDAQ: IBPI) today announced that it has entered into definitive purchase agreements to sell approximately 5.9 million shares of newly issued common stock in a private placement to selected institutional and private investors. The private placement is expected to raise net proceeds of approximately $13.9 million. Completion of the private placement is subject to customary closing conditions.

        The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

        IntraBiotics Pharmaceuticals, Inc., founded in 1994, is a biopharmaceutical company engaged in the development of novel antibacterial and antifungal drugs for the treatment and prevention of serious infectious diseases, including those caused by multi-drug resistant pathogens. Additional information is available at the Company's web site. www.intrabiotics.com.

        Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding completion of the private placement and its anticipated proceeds and statements regarding product development. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause the results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the Company's ability to complete the private placement on favorable terms, the inherent risks of product development failure, uncertainty of the timing, cost, extent and results of clinical trials, as well as other risk factors that are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2000 and on Form 10-Q, for the quarter ended September 30, 2001.

        For additional information, please contact Eric Bjerkholt, Senior Vice President and Chief Financial Officer, at 650-526-6800.

        Copyright © 2000 by IntraBiotics Pharmaceuticals, Inc. All rights reserved.

QuickLinks

INTRABIOTICS PHARMACEUTICALS, INC. ANNOUNCES $13.9 MILLION PRIVATE PLACEMENT OF COMMON STOCK